EXHIBIT 99.2

MTS Systems Corporation

Form of Award Agreement for EVC Plan

2009 Performance Goals

EVC Award Agreement

Payout opportunity for:	Executive Name
Target Percentage	XX%
Salary Level	XX
Goals & Weighting
Goals used to determine awards were based on selected financial performance factors. These measures tie rewards directly to the financial success of the organization.	EPS	30%
	EBIT Rate to Revenue	30%
	Revenue	25%
	WCRR	15%

1.	Performance Period. The Performance Period for the determination of the Performance Goals is the Company's fiscal year ending in 2009.
2.

Assignment of Performance Goals. Each Performance Goal is assigned a payout range. Performance Goals based on unit operating goals reflect group accountability related to the operating unit where the Participant has a direct impact. The sum of the relative weightings of the Performance Goals must equal 100%. The target is assigned based on salary level, scope of responsibility, and profit impact of the position.

3.

Range of Payout. Incentive payments vary above and below the target based on the financial results in comparison to the established goals. The minimum level or hurdle represents that level of performance below which no award is to be paid. The maximum stretch target of a Performance Goal represents performance above target and over-ranging may apply at these levels.

4.

Calculation of Payout. Actual payouts to a Participant under the Plan are based on three factors: a.) the degree to which Performance Goals are met; b) the EVC target payment percentage; c) the actual base salary paid during the fiscal year.

5.	Time of Payout. Payouts will be made within 2-1/2 months of the end of the Performance Period.
6.	Eligibility for Payout. Participants must also work at least 1,000 hours in the Performance Period and be employed at the end of the Performance Period to be eligible for a payout.

7.

Termination of Employment. If the Participant's employment with the Company is terminated for any reason other than death and if the Employment Termination Date occurs prior to the end of the Performance Period, a Participant will not receive any payout under the Plan. "Employment Termination Date" is the date the Participant ceases to be an employee of the Company (as determined by the Committee), and shall be determined without regard to whether such termination is with or without cause or reasonable notice.

8.

Death. If a Participant dies during the Performance Period, a pro-rated payout based on actual achievement of the Performance Goals at the end of the Performance Period will be made to the Participant's estate. The payment will be proportionately reduced based upon the time the Participant was employed during the Performance Period.

9.	Administration. This Award shall be subject to and administered and interpreted in accordance with the terms and conditions of the Executive Variable Compensation Plan.